Exhibit 10.2

NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

THIS NON-COMPETITION and CONFIDENTIALITY AGREEMENT (this “Agreement”) is entered into effective as of April ____, 2020 between Myers Industries, Inc., an Ohio Corporation (the “Company”) and Michael McGaugh (the “Employee”).

RECITALS:

1.    The Company is a diversified international manufacturer of polymer products for the industrial, agricultural, automotive, commercial and consumer markets and distributor of tools, equipment and supplies for tire service and under vehicle repair. The business of the Company is operated by the Company itself and through its various operating divisions and subsidiaries, all together with the Company being collectively referred to in this Agreement as the “Company Group.”

2.    Employee is being employed as President and Chief Executive Officer of the Company, and the execution of this Agreement is a condition of such employment.

3.    The Company Group has acquired and established valuable and competitively sensitive information through its business, research, development and practices, which information is described more extensively herein, and is collectively referred to as the “Confidential Information.” To protect the interests of the Company Group and the competitive advantage derived from the Confidential Information, it is necessary that such Confidential Information be kept secret and confidential.

4.    The Employee, from and after the commencement of employment, will be engaged in activities such that the Employee will have extensive access to and become familiar with, and may develop or contribute to, some or all of the Confidential Information. In addition, Employee will have extensive contact with; and/or receive Confidential Information concerning, the customers of the Company Group. The Employee recognizes that the Confidential Information and the Company Group’s customer relationships are vital to the success of the Company and that extensive, irreparable harm would result were such Confidential Information to be disclosed outside the Company Group or if Employee were to engage in certain activity which competes with the Company Group members.

NOW, THEREFORE, in view of the above and in consideration for the mutual covenants and promises set forth below, the parties agree as follows:

1.    Confidential Information: For purposes of this Agreement, Confidential Information includes, but is not limited to, business plans and strategies, marketing plans and strategies, customer lists, customer purchasing information, customer contact information, product design and development information, methods of operation, technical services, non-public financial information, business development plans and strategies, system analyses, quality control programs and information, computer programs, software and hardware configurations, information regarding the terms of the Company Group’s relationships with suppliers, pricing information, processes and techniques, creations, innovations, and any other information which the Company Group members may reasonably treat or designate as confidential from time to time. The Company believes that all Confidential Information constitutes trade secret information under applicable law. Employee shall, however, maintain the confidentiality of all Confidential Information whether or not ultimately determined to be a trade secret.

2.    Confidentiality and Non-Competition:

A.    Covenants

(a)    Employee acknowledges he is being provided access to the Confidential Information in order to enhance and maximize Employee’s performance in his position. Employee further acknowledges that the Company Group would be irreparably injured and the good will of the Company Group would be irreparably damaged if Employee were to breach the covenants set forth in this Paragraph 2. Employee further acknowledges that the covenants set forth in this Paragraph 2 are reasonable in scope and duration and do not unreasonably restrict Employee’s association with other business entities, either as an employee or otherwise as set forth herein.

(b)    During Employee’s employment with the Company Group and any time thereafter, except as may be required by law or with the express prior written consent of the Chairman of the Board of Directors of the Company, Employee shall not, directly or indirectly, disclose, disseminate, reveal, divulge, discuss, copy or otherwise use or suffer to be used, any Confidential Information other than in the authorized scope of Employee’s employment; provided, however, that the foregoing restrictions and obligations shall not apply to any Confidential Information that Employee establishes to the reasonable satisfaction of the Company that was generally available to the public other than as a result of a disclosure by Employee. Upon termination of employment, no matter what the reason for such termination, and at any other time upon the request of any Company Group member, Employee shall immediately return any and all Confidential Information and all other materials, property and information in tangible or electronic form concerning the business and affairs of the Company Group and/or its customers, in each case, then in his possession; provided, however, that notwithstanding anything to the contrary in the foregoing, Employee may retain electronic copies of his calendar and contacts, and information in tangible or electronic form concerning his compensation and benefits from the Company Group.

(c)    Employee agrees that during Employee’s employment and for a period of twelve (12) months following the termination of such employment, no matter what the reason for such termination, Employee will not directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, do or suffer any of the following:

(i)    Own, manage, control, participate in the ownership, management or control of, be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any person or business entity that competes with any member of the Company Group which Employee was employed by, provided material services to, and/or was otherwise sufficiently involved with to possess knowledge of its Confidential Information and/or its customer relationships (each a “Protected Company Group Member”) in the United States or in any geographic area(s) outside the United States in which any such Protected Company Group Member has operations or sells a material amount of products or services (the “Restricted Territory-). Without limiting the generality and scope of the foregoing, any business entity or person providing products or services competitive with those of a Protected Company Group Member in the Restricted Territory from either inside or outside the Restricted Territory is deemed to be competing within the Restricted Territory. For purposes of this Agreement, the phrase “competes with” means providing services and products which are the same as, similar to, reasonably substitutable for, or otherwise reasonably capable of displacing the services and products of a Protected

Company Group Member. Notwithstanding the foregoing, (A) Employee’s passive investment ownership of not more than one percent (1%) of the stock of any publicly traded corporation shall not be deemed a violation of this provision, and (B) Employee may, without violating this Agreement, work for a non-competitive portfolio company of a private equity sponsor that owns a portfolio company that is competitive with the Company Group.

(ii)    Solicit, provide, sell, attempt to provide or sell, or otherwise deliver or supply any products or services which compete with the products or services of a Protected Company Group Member to any person or business entity which is or was a customer or prospective customer of such Protected Company Group Member at any time during the last twelve (12) months of Employee’s employment with the Company Group, nor shall Employee in any way assist any other person or entity in such activity. For purposes of this Agreement, (1) the phrase “products or services which compete with the products or services of a Protected Company Group Member means products or services which are the same as, similar to, reasonably substitutable for, or otherwise capable of displacing the products or services of such Protected Company Group Member; and (2) the term “prospective customer” means any person or entity a Protected Company Group Member solicited, called on or otherwise specifically identified as a target for the sale of its products or services.

(iii)    Solicit, hire or otherwise engage the services of any person who then currently is, or who at any time during Employee’s last twelve (12) months of employment was, an employee, consultant, or independent contractor of any Company Group member, or otherwise encourage or induce any such person to discontinue his or her relationship with any Company Group member. The foregoing shall not apply to (i) an employee who responds to a general solicitation not targeted to the Company Group’s employees, or (ii) a request that Employee provide a referral on behalf of an employee. Employee will not engage in any business relationship with any subcontractor, supplier or service provider of any Company Group member which interferes with such Company Group member’s relationship with such subcontractor, supplier or service provider, or in any way causes such subcontractor, supplier or service provider to reduce, alter, modify or discontinue the business it (they) do(es) with a Company Group member.

3.    Inventions: Employee hereby expressly agrees that all research discoveries, inventions and innovations (whether or not reduced to practice or documented), improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether patentable or unpatentable, and whether or not reduced to writing), Confidential Information and copyrightable works, and similar and related information (in whatever form or medium), which (1) either (i) relate to actual or anticipated business, research and development or existing or future products or services of any Company Group member or (ii) result from or are suggested by any work performed by the Employee of any Company Group member and (2) are conceived, developed, made or contributed to in whole or in part by the Employee during his employment (“Work Product-), shall be and remain the sole and exclusive property of the Company or of any Company Group member designated by the Company for such purpose.

(i)    Work Made for Hire. The Employee acknowledges that, unless otherwise agreed in writing by the Company, all Work Product eligible for any form of copyright, trademark or patent protection made or contributed to in whole or in part by the Employee within the scope of Employee’s employment during the period of Employee’s employment shall be deemed a “work made for hire” and shall be owned by the applicable Company Group member.

(ii)    Assignment of Proprietary Rights. The Employee hereby assigns, transfers and conveys to the applicable Company Group member any Work Product designed by the Company, and shall assign, transfer and convey thereto, all right, title and interest in and to all inventions, ideas, improvements, designs, processes, patent rights, copyrights, trademarks, service marks, trade names, trade secrets, trade dress, data, discoveries and other proprietary assets and proprietary rights in and of the Work Product (the “Proprietary Rights”) for the applicable Company Group member’s exclusive ownership and use, together with all rights to sue and recover for past and future infringement or misappropriation thereof

(iii)    Further Instruments. At the request of the Company or any Company Group member during Employee’s employment and thereafter, the Employee will promptly and fully assist the Company Group member designated by the Company in effecting, at its sole cost, the purpose of the foregoing assignment, including but not limited to the further acts of executing any and all documents reasonably necessary to secure for the applicable Company Group member such Proprietary Rights and other rights to all Work Product and all confidential information related thereto, providing cooperation and giving testimony. If Employee’s assistance is required after termination of Employee’s employment with the Company Group, the Company will use its reasonable efforts to accommodate Employee’s other commitments and reimburse Employee for expenses reasonably incurred in connection with his assistance.

(iv)    Inapplicability of Section 3 in Certain Circumstances. The Company expressly acknowledges and agrees that, and the Employee is hereby advised that, this Section 3 does not apply to any invention for which no equipment, supplies, facilities, trade secret information or Confidential Information of any Company Group member was used and which was developed entirely on the Employee’s own time, unless (i) the invention relates to the business of any Company Group member or its actual or demonstrably anticipated research or development or (ii) the invention results from or is suggested by any work performed or observed by the Employee for any Company Group member.

4.    Remedies: Employee acknowledges that the restrictions contained in paragraphs 2 and 3 of this Agreement are reasonable in light of Employee’s position and are necessary to protect the Company Group from unfair competitive harm. Employee further acknowledges that any breach of this Agreement will result in immediate irreparable harm to the Company Group and that the Company shall be entitled to immediate injunctive relief upon any such breach, in addition to all other legal and equitable remedies the Company may have. This Agreement is to be construed as separate and independent from any other obligations and any claim by Employee asserted against the Company Group or any member thereof and shall not constitute a defense to the enforcement of this Agreement. In the event any court determines that the restrictions set forth herein are unreasonable or unenforceable for any reason, the court will enforce such restrictions to the fullest extent permitted by law.

5.    Position of Employment: Employee expressly acknowledges that the obligations contained in paragraphs 2 and 3 of this Agreement shall remain in full force and effect during Employee’s employment in any position for any Company Group member and with respect to any Confidential Information.

6.    Validity: In the event any provision of this Agreement, or portion thereof, is held by a court of competent jurisdiction to be unreasonable, arbitrary, or against public policy, then such provision, or portion thereof, shall be enforced against the Employee to the extent the court deems to be reasonable or in accordance with public policy. In the event any provision of this Agreement shall for any reason be wholly invalid, or unenforceable in any respect, such invalidity shall not affect the validity of any remaining portion which shall remain in full force and effect as if the invalid portion was never part of this Agreement.

7.    Miscellaneous: Employee acknowledges that the Employee has carefully read this entire Agreement and fully agrees with and understands all of the provisions hereof. This Agreement supersedes all prior agreements between any Company Group member and the Employee regarding the subject matter of this Agreement and constitutes the entire agreement between the parties with respect to such subject matter. The Employee further agrees that in executing this Agreement, the Employee has not relied on any written or oral representations, promises, conditions, or understandings of any Company Group member, express or implied, except as set forth herein. This Agreement may not be amended or modified other than in writing signed by the parties. This Agreement and any disputes arising thereunder shall be governed by the laws of the State of Ohio without regard to any State’s choice of law, rules or principles. Employee and the Company expressly agree that any legal action arising out of or related to this Agreement will be brought exclusively in the state or federal courts located in Summit County, Ohio, and each party expressly consents to the jurisdiction of such courts and waives any and all objections to the jurisdiction or venue thereof. This Agreement may be assigned to any successor-in-interest to the business of the Company or any Company Group member without the consent of Employee, but may not be assigned by Employee to any third party. This Agreement is not a contract of employment for any definite period and Employee acknowledges that Employee’s employment is terminable at-will.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement as of the date first set forth above.

COMPANY

Myers Industries, Inc.

Date:	By:
Andrean R. Horton
Interim President and Chief Executive Officer

EMPLOYEE

Date:
Michael McGaugh

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